Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES
2018 THIRD QUARTER RESULTS

•	2018 third quarter earnings per share of $0.70 compared to $0.52 in the 2017 third quarter and guidance range of $0.50 to $0.70

•	Marine transportation 2018 third quarter operating income improves 36% year-over-year and 27% sequentially

•	2018 fourth quarter earnings per share guidance of $0.55 to $0.75

•	2018 full year GAAP earnings per share guidance updated to $2.27 to $2.47, including previously disclosed one-time charges in the first and second quarters

Houston, Texas (October 25, 2018) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced GAAP net earnings attributable to Kirby for the third quarter ended September 30, 2018 of $41.8 million, or $0.70 per share, compared with $28.6 million, or $0.52 per share, for the 2017 third quarter.  Consolidated revenues for the 2018 third quarter were $704.8 million compared with $541.3 million reported for the 2017 third quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Overall, I am pleased with Kirby’s third quarter results and the continued improvement in our marine transportation businesses.  In inland marine transportation, increasing volumes from petrochemical and black oil customers, lock closures, and refinery turnarounds all contributed to increased utilization for our tank barge fleet during the quarter.  These tight market conditions prompted sequential increases in spot market rates in the mid-single digits, and term contracts continued to move higher. Overall, higher demand, pricing improvements, and lower operating and maintenance costs helped to improve inland operating margins into the mid-to high teens during the quarter.

“In our coastal marine business, there were initial signs of a recovery with overall market conditions modestly improving during the third quarter.  Higher demand in the Atlantic driven by refinery turnarounds, as well as favorable conditions in the Pacific, contributed to higher revenues compared to the second quarter.  Additionally, several term contracts repriced modestly higher. Overall, these factors coupled with continued cost discipline resulted in breakeven operating income for our coastal business during the third quarter.

“As anticipated, in our distribution and services segment, vendor supply chain constraints impacted our ability to deliver new pressure pumping equipment during the third quarter, resulting in a decline in revenue and operating income compared to the second quarter. Also, as expected, there was modest sequential softening in demand from our key oil and gas customers which also contributed to this decline,” Mr. Grzebinski concluded.

Segment Results – Marine Transportation
Marine transportation revenues for the 2018 third quarter were $382.0 million compared with $318.8 million for the 2017 third quarter.  Operating income for the 2018 third quarter was $48.5 million compared with $35.6 million for the 2017 third quarter.

In the inland market, barge utilization was in the low to mid-90% range during the quarter, compared to the mid-80% to mid-90% range in the 2017 third quarter.  Operating conditions were adversely impacted by periodic closures at two locks in Louisiana as well as one on the Ohio River.  While these lock infrastructure issues resulted in increased delay days, weather conditions were generally good throughout the waterway system which enhanced operating efficiencies. Term contract pricing moved higher in the 2018 third quarter.  Spot market pricing also improved during the quarter with rates increasing in the mid-single digit range sequentially and over 20% higher year-over-year.  Revenues in the inland market increased approximately 30% compared to the 2017 third quarter primarily due to the contribution from the Higman acquisition, recent pressure barge acquisitions, improved pricing, increased demand, and overall higher fleet utilization.  The operating margin for the inland business was in the mid-to high teens during the quarter.

In the coastal market, barge utilization rates were in the 80% range during the 2018 third quarter.  Compared to the 2017 third quarter, spot market pricing was unchanged, however, a number of term contracts did reprice modestly higher during the third quarter.  Revenues in the coastal market declined year-on-year primarily due to a reduction in volumes transported as a result of barge retirements which occurred at the end of 2017.  During the quarter, the coastal operating margin was breakeven.

The marine transportation segment’s 2018 third quarter operating margin was 12.7% compared with 11.2% for the 2017 third quarter.

Segment Results – Distribution and Services
Distribution and services revenues for the 2018 third quarter were $322.8 million compared with $222.5 million for the 2017 third quarter.  Operating income for the 2018 third quarter was $23.9 million compared with $21.9 million for the 2017 third quarter.

In the oil and gas market, higher revenues and operating income compared to the 2017 third quarter were primarily due to the acquisition of Stewart & Stevenson (“S&S”).  Increased orders for new pressure pumping equipment were offset by reduced demand for new and overhauled transmissions and remanufactured pressure pumping units from oilfield customers. During the quarter, the oil and gas operating margin was in the mid-to-high single digits.

In the commercial and industrial market, revenues and operating income increased compared to the 2017 third quarter primarily due to the acquisition of S&S and significant improvement in the commercial marine business.  The ongoing recovery of the inland tank barge and dry cargo markets, as well as improved demand in the Gulf of Mexico high-speed engine market, resulted in increased demand for diesel engine overhauls and service.  Additionally, several new marine engine packages were delivered to a customer during the quarter.  Revenues and operating income in the nuclear power generation market were stable compared to the 2017 third quarter.  During the quarter, the commercial and industrial operating margin was in the mid-to-high single digits.

The distribution and services operating margin was 7.4% for the 2018 third quarter compared with 9.9% for the 2017 third quarter.

Cash Generation
EBITDA of $127.2 million for the 2018 third quarter compares with EBITDA of $104.3 million for the 2017 third quarter.  Cash flow was used to fund capital expenditures of $78.8 million during the 2018 third quarter, including $8.0 million for new inland towboat construction, $13.4 million for progress payments on the construction of six 5000 horsepower coastal ATB tugboats, $10.3 million for progress payments on the new 155,000 barrel coastal ATB under construction that was acquired from a competitor in the 2018 second quarter, and $47.1 million primarily for upgrades to existing inland and coastal fleets. Total debt as of September 30, 2018 was $1,399.9 million, and Kirby’s debt-to-capitalization ratio was 30.2%.

Outlook
Commenting on the 2018 fourth quarter outlook and guidance, Mr. Grzebinski said, “Our earnings guidance range for the fourth quarter is $0.55 to $0.75 per share, reflecting continued improvement in inland marine pricing, offset by seasonal weather conditions and planned shipyards in our coastal fleet.  Results in distribution and services are expected to be in-line with the third quarter.  Our 2018 full year GAAP earnings guidance is updated to $2.27 to $2.47 per share.  This range includes several one-time charges from prior quarters including $0.04 per share for Higman Marine acquisition fees and expenses, $0.04 per share for severance, $0.05 per share for expenses related to an amendment to the employee stock plan, and $0.30 per share for expenses related to Kirby’s Executive Chairman’s retirement.”

In the inland marine transportation market, fourth quarter guidance contemplates stable utilization in the low to mid-90% range. With these tight market conditions in place, term contracts are expected to continue to renew higher during the fourth quarter.  Overall, inland financial results are expected to be flat to slightly up compared to the 2018 third quarter, as the benefits from improved utilization and pricing will be offset by reduced operating efficiencies due to the normal fourth quarter increase in weather delays. In the coastal market, we expect utilization and pricing will be stable.  However, planned shipyards for a few large capacity vessels will reduce coastal revenues compared to the third quarter.  As a result, coastal operating margins are expected to be in the negative low to mid-single digits during the fourth quarter.

In the distribution and services segment, fourth quarter revenue and operating income are expected to be similar to the third quarter.  In the oil and gas businesses, increased activity for new pressure pumping units and continued strength in remanufacturing is expected as our customers prepare for anticipated increases in oilfield activity in 2019.  These anticipated gains in the fourth quarter are expected to be partially offset, however, by reduced sales and overhauls of transmissions and parts.  These assumptions do contain an element of risk, however, as many new pressure pumping units currently under construction are scheduled to be completed late in the fourth quarter, and timing of OEM deliveries could delay some shipments into the first quarter of 2019. The fourth quarter guidance range contemplates these potential shipment delays. In the commercial and industrial market, results are expected to be down sequentially primarily due to seasonal declines in specialty equipment rentals and sales of Thermo-King refrigeration units following the summer peak.

Kirby expects 2018 capital spending to be in the $275 to $290 million range. Capital spending guidance includes approximately $130 million in progress payments on new marine vessels, which includes $65 million for six 5000 horsepower coastal tugboats and fifteen 2600 horsepower inland towboats, and $65 million for a new 155,000 barrel coastal ATB acquired in the 2018 second quarter that was originally under construction by a competitor. Approximately $135 to $145 million is associated with capital upgrades and improvements to existing inland and coastal marine equipment, and facility improvements. The balance largely relates to rental fleet growth, new machinery and equipment, and facility improvements in the distribution and services segment.

Conference Call
A conference call is scheduled for 7:30 a.m. Central time on Friday, October 26, 2018, to discuss the 2018 third quarter performance as well as the outlook for the 2018 fourth quarter.  A slide presentation for this conference call will be posted on Kirby’s website at http://investors.kirbycorp.com approximately 15 minutes before the start of the call.  The conference call number is 888-317-6003 for domestic callers and 412-317-6061 for international callers.  The confirmation number is 8081623.  An audio playback will be available at 10:00 a.m. Central time on Friday, October 26, 2018, through 11:00 p.m. Central time on Friday, November 2, 2018, by dialing 877-344-7529 for domestic callers and 412-317-0088 for international callers.  The replay access code is 10124625.  A live audio webcast of the conference call with a slide presentation will be available to the public and a replay available after the call by visiting Kirby’s website at http://investors.kirbycorp.com.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of long-lived assets.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2017 year and quarters are available at Kirby’s website, http://investors.kirbycorp.com, under the Financials section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2017 and in Kirby’s subsequent filing on Form 10-Q for the quarter ended June 30, 2018.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade.  Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications.  Kirby also rents equipment including generators, forklifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2018	2017	2018	2017
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$382,040	$318,810	$1,100,606	$993,727
Distribution and services	322,805	222,464	1,148,598	512,580
	704,845	541,274	2,249,204	1,506,307
Costs and expenses:
Costs of sales and operating expenses	498,421	378,750	1,640,366	1,048,299
Selling, general and administrative	70,032	51,712	239,416	144,404
Taxes, other than on income	10,523	6,518	29,610	19,511
Depreciation and amortization	57,930	51,206	167,640	147,669
Loss (gain) on disposition of assets	(18)	159	(2,358)	199
	636,888	488,345	2,074,674	1,360,082

Operating income	67,957	52,929	174,530	146,225
Other income (expense)	1,454	320	4,586	(41)
Interest expense	(12,345)	(5,388)	(34,665)	(14,310)

Earnings before taxes on income	57,066	47,861	144,451	131,874
Provision for taxes on income	(15,116)	(19,072)	(41,042)	(49,468)

Net earnings	41,950	28,789	103,409	82,406
Less: Net earnings attributable to noncontrolling interests	(134)	(182)	(520)	(538)

Net earnings attributable to Kirby	$41,816	$28,607	$102,889	$81,868

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.70	$0.52	$1.72	$1.51
Diluted	$0.70	$0.52	$1.72	$1.50
Common stock outstanding (in thousands):
Basic	59,638	54,765	59,527	53,966
Diluted	59,784	54,803	59,668	54,021

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2018	2017	2018	2017
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$41,816	$28,607	$102,889	$81,868
Interest expense	12,345	5,388	34,665	14,310
Provision for taxes on income	15,116	19,072	41,042	49,468
Depreciation and amortization	57,930	51,206	167,640	147,669
	$127,207	$104,273	$346,236	$293,315

Capital expenditures	$78,841	$40,928	$231,752	$133,437
Acquisitions of businesses and marine equipment	$-	$451,219	$499,227	$451,219

	September 30,
	2018	2017
	(unaudited, $ in thousands)
Long-term debt, including current portion	$1,399,931	$1,033,428
Total equity	$3,233,148	$2,876,128
Debt to capitalization ratio	30.2%	26.4%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2018	2017	2018	2017
	(unaudited, $ in thousands)

Marine transportation revenues	$382,040	$318,810	$1,100,606	$993,727

Costs and expenses:
Costs of sales and operating expenses	248,347	205,104	744,154	652,474
Selling, general and administrative	29,408	26,825	94,456	82,287
Taxes, other than on income	8,624	5,651	23,805	17,598
Depreciation and amortization	47,144	45,581	135,266	134,376
	333,523	283,161	997,681	886,735

Operating income	$48,517	$35,649	$102,925	$106,992

Operating margins	12.7%	11.2%	9.4%	10.8%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2018	2017	2018	2017
	(unaudited, $ in thousands)

Distribution and services revenues	$322,805	$222,464	$1,148,598	$512,580

Costs and expenses:
Costs of sales and operating expenses	250,074	173,646	896,212	395,825
Selling, general and administrative	36,965	21,242	115,682	52,336
Taxes, other than income	1,888	856	5,762	1,879
Depreciation and amortization	9,964	4,773	29,873	10,557
	298,891	200,517	1,047,529	460,597

Operating income	$23,914	$21,947	$101,069	$51,983

Operating margins	7.4%	9.9%	8.8%	10.1%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2018	2017	2018	2017
	(unaudited, $ in thousands)

General corporate expenses	$4,492	$4,508	$31,822	$12,551

Loss (gain) on disposition of assets	$(18)	$159	$(2,358)	$199

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2018	2017	2018	2017
Inland Performance Measurements:
Ton Miles (in millions) (2)	3,721	2,753	10,824	8,548
Revenue/Ton Mile (cents/tm) (3)	7.7	8.0	7.6	8.0
Towboats operated (average) (4)	282	215	275	224
Delay Days (5)	2,534	1,965	6,797	5,599
Average cost per gallon of fuel consumed	$2.23	$1.61	$2.13	$1.71

Barges (active):
Inland tank barges	981	848
Coastal tank barges	54	67
Offshore dry-cargo barges	5	5
Barrel capacities (in millions):
Inland tank barges	21.6	17.4
Coastal tank barges	5.1	6.2

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of long-lived assets.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  Third quarter 2018 inland marine transportation revenues of $288,183,000 divided by 3,721,000,000 inland marine transportation ton miles = 7.7 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.